UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 19, 2008

Spherix Incorporated

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Delaware	0-5576	52-0849320

(Address of principal executive offices)		(Zip Code)
6430 Rockledge Drive, Suite 503, Bethesda, Maryland		20817

Registrant’s telephone number, including area code   301-897-2540

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets.

Item 3.01.                                    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;  Transfer of Listing.

On December 19, 2008, Spherix Incorporated (the “Company”) received notification (the “Notice”) from Nasdaq advising the Company that, given the continued extraordinary market conditions, Nasdaq is extending the suspension of the bid price and market value of publicly held shares continued listing requirements.  Enforcement of these rules is scheduled to resume on Monday, April 20, 2009.

The Nasdaq notice provides that all companies currently in a bid price or market value compliance period, such as Spherix, will not be subject to delisting during the suspension period and will be granted an extended compliance period.

Accordingly, Spherix will have until late July 2009, to regain compliance.  The Company can achieve compliance at any time during either the suspension or the extended compliance period if the bid price of its common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days.  If the Company does not regain compliance with this rule by late July 2009, Nasdaq will provide notice to the Company that its common stock will be delisted from Nasdaq and the Company will have an opportunity to appeal the determination.

On November 17, 2008, the stockholders of Spherix authorized a reverse split of the Company’s common stock within a range of 1:5 to 1:20.  Accordingly, the Board of Directors has the authority, at any time until mid-November 2009, to determine whether and when to implement a reverse stock split and the actual ratio of such a split within the 1:5 to 1:20 range.  It is expected that the Board of Directors will defer a decision on the reverse stock split until the second quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

/s/ Claire L. Kruger
Claire L. Kruger
CEO and COO

/s/ Robert L. Clayton
Robert L. Clayton
CFO and Treasurer

Date: December 22, 2008